Exhibit 10.21

Dated 22 October 2021

Vertical Aerospace Group Ltd.
(as Borrower)

and

Stephen Fitzpatrick
(as Lender)

Loan Agreement

99 Bishopsgate
London EC2M 3XF
United Kingdom
Tel: +44.20.7710.1000

www.lw.com

THIS LOAN AGREEMENT (the “Agreement”) is made on 22 October 2021

BETWEEN

(1)	STEPHEN FITZPATRICK, a citizen of England (the “Lender”); and

(2)	VERTICAL AEROSPACE GROUP LTD., a private limited company incorporated in England and Wales with registered number 12590994 and having its registered office at 140-142 Kensington Church Street, London, England W8 4BN (the “Borrower”),

each a “Party” and together the “Parties”.

WHEREAS, the Lender wishes to make a loan in the aggregate amount of $5,000,000.00 available to the Borrower on the terms set out in this Agreement.

NOW THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement and for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereto agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, unless the context otherwise requires:

“Advance” means the advance of an aggregate principal amount of $5,000,000.00 (or its equivalent in pounds sterling, using the prevailing exchange rate on the Business Day immediately prior to the date of the Advance) to be made by the Lender to the Borrower;

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person;

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for ordinary banking business in London, United Kingdom;

“Maturity Date” means 31 December 2022;

“Person” means an individual, company, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organisation, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof; and

“Vertical Aerospace Ltd.” means Vertical Aerospace Ltd., a Cayman Islands exempted company incorporated with limited liability and having its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

1.2	In this Agreement, unless the context otherwise requires:

(a)	references to the singular shall include the plural and vice versa and references to one gender include any other gender;

(b)	references to “sterling”, “pounds sterling” or “£” are references to the lawful currency from time to time of the United Kingdom;

(c)	references to “$” are references to the lawful currency from time to time of the United States of America;

(d)	references to times of the day are to London time unless otherwise stated;

(e)	references to writing shall include any modes of reproducing words in a legible and non-transitory form;

(f)	words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things; and

(g)	general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation.

1.3	The headings and sub-headings in this Agreement are inserted for convenience only and shall not affect the construction of this Agreement.

2.	THE ADVANCE

On the date hereof the Lender shall make the Advance to the Borrower.

3.	PURPOSE

The Advance shall be used for the general corporate purposes of the Borrower and the Borrower undertakes to the Lender that it will apply the Advance toward such purposes. The Lender shall not be bound to monitor or verify the application of the Advance.

4.	INTEREST

4.1	No interest is payable on the Advance.

5.	REPAYMENT

5.1	The Advance may be repaid by the Borrower in one or several instalments, at the Borrower’s discretion and without any early repayment penalty or interest, but in any event shall be repaid in full on or prior to the Maturity Date.

5.2	The Borrower shall cause the Advance to be repaid to the Lender and this obligation may include procuring Vertical Aerospace Ltd. to pay the Lender (on behalf of the Borrower) any such amount which equals the whole or part of the Advance from time to time, including through the issuance of ordinary shares, par value $0.0001, in the capital of Vertical Aerospace Ltd. at a price of $10.00 per ordinary share (and following any repayment through the issuance of ordinary shares, par value $0.0001, in the capital of Vertical Aerospace Ltd the Advance shall be deemed repaid at the rate of $10.00 per ordinary share issued).

6.	PAYMENTS AND SET OFF

6.1	Subject to Clause 6.2, all payments made by any Party under this Agreement are free from any set-off, counterclaim or other deduction or withholding of any nature whatsoever, except for deductions or withholdings required to be made by law. If any deductions or withholdings are required by law to be made from any such payments, the amount of the payment shall be increased by such amount as will, after the deduction or withholding has been made, leave the recipient of the payment with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

6.2	If any sums would otherwise become due for payment under this Agreement on a day which is not a Business Day that sum shall become due on the following Business Day of the same calendar month or, if none, on the immediately preceding Business Day.

6.3	The Borrower shall pay or reimburse the Lender for any stamp duty, stamp duty reserve tax or other duties or taxes payable in connection with the execution, constitution and original issue, completion and initial delivery of this Agreement, subject to the Lender having delivered to the Borrower a written statement detailing such amounts.

6.4	The Parties may at any time by agreement in writing set off any obligation of the Borrower (or any Affiliate of the Borrower) to the Lender against any obligation of the Lender (or any Affiliate of the Lender) to the Borrower (or any Affiliate of the Borrower), whether either obligation is present or future, and whether or not either liability arises under this Agreement. If the obligations to be set off are expressed in different currencies or in assets other than currencies, the Lender may convert either obligation at an official exchange rate of xe.com for the purpose of set-off or according to any reasonable appropriate rate.

7.	Confidentiality

7.1	Unless otherwise authorised by the other Party, neither Party shall disclose to third parties any information that it obtained from the other Party on a confidential basis. The Parties shall take all reasonable precautions to protect such information from unauthorised disclosure.

7.2	Each of the Parties shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into this Agreement, except if required by law or to a tax authority in connection with the tax affairs of the disclosing party.

8.	FURTHER ASSURANCE

Each Party shall, at its own cost, promptly execute and deliver all such documents, and do all such things, as the other Party may from time to time reasonably require for the purpose of giving full effect to the provisions of this Agreement and to secure for the other Party the full benefit of the rights, powers and remedies conferred upon it under this Agreement.

9.	ENTIRE AGREEMENT AND REMEDIES

This Agreement sets out the entire agreement between the Parties relating to the subject matter contained herein and, save to the extent expressly set out in this Agreement, supersedes and extinguishes any prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto. This Clause 9 shall not exclude any liability for or remedy in respect of fraudulent misrepresentation.

10.	WAIVER AND VARIATION

10.1	A failure or delay by a Party to exercise any right or remedy provided under this Agreement or by law, whether by conduct or otherwise, shall not constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this Agreement or by law, whether by conduct or otherwise, shall preclude or restrict the further exercise of that or any other right or remedy.

10.2	A waiver of any right or remedy under this Agreement shall only be effective if given in writing and shall not be deemed a waiver of any subsequent breach or default.

10.3	No variation or amendment of this Agreement shall be valid unless it is in writing and duly executed by or on behalf of all of the Parties to this Agreement. Unless expressly agreed, no variation or amendment shall constitute a general waiver of any provision of this Agreement, nor shall it affect any rights or obligations under or pursuant to this Agreement which have already accrued up to the date of variation or amendment and the rights and obligations under or pursuant to this Agreement shall remain in full force and effect except and only to the extent that they are varied or amended.

11.	INVALIDITY

Where any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the laws of any jurisdiction then such provision shall be deemed to be severed from this Agreement and, if possible, replaced with a lawful provision which, as closely as possible, gives effect to the intention of the Parties under this Agreement and, where permissible, that shall not affect or impair the legality, validity or enforceability in that, or any other, jurisdiction of any other provision of this Agreement.

12.	ASSIGNMENT

Except as the Parties specifically agree in writing, no Person shall assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it.

13.	NOTICES

13.1	Any notice or other communication given under this Agreement or in connection with the matters contemplated herein shall, except where otherwise specifically provided, be sent to the address and e-mail address below (provided that a notice sent to the e-mail address shall not constitute notice):

For the Borrower:

Name:	Vertical Aerospace Group Ltd.
Address:	140-142 Kensington Church Street
London, W8 4BN
United Kingdom
E-mail address:	#####.#####@vertical-aerospace.com

For the Lender:
Name:	Stephen Fitzpatrick
Address:	140-142 Kensington Church Street
London, W8 4BN
United Kingdom
E-mail address:	######.###########@vertical-aerospace.com

13.2	Any Party to this Agreement may notify the other Party of any change to its address or other details specified in Clause 13.1 provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later.

14.	RIGHTS OF THIRD PARTIES

A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

15.	COUNTERPARTS

This Agreement may be executed in any number of counterparts. Each counterpart shall constitute an original of this Agreement but all the counterparts together shall constitute but one and the same instrument.

16.	GOVERNING LAW AND JURISDICTION

16.1	This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

16.2	The Parties irrevocably agree that the courts of England shall have exclusive jurisdiction to settle any Disputes, and waive any objection to proceedings before such courts on the grounds of venue or on the grounds that such proceedings have been brought in an inappropriate forum. For the purposes of this Clause, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Agreement, including a dispute regarding the existence, formation, validity, interpretation, performance or termination of this Agreement or the consequences of its nullity and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Agreement.

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This Agreement has been entered into on the date stated at the beginning of it.

LENDER

By:	/s/ Stephen Fitzpatrick
Name:	Stephen Fitzpatrick

BORROWER

VERTICAL AEROSPACE GROUP LTD.

By:	/s/ Vincent Casey
Name:	Vincent Casey
Title:	Chief Financial Officer